MUTUAL OF AMERICA INVESTMENT CORPORATION

                             ARTICLES SUPPLEMENTARY
                                     TO THE
                           ARTICLES OF INCORPORATION

      Mutual of America Investment Corporation, a Maryland corporation (the Corporation), with its principal office c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The total number of shares of capital stock of all classes that the Corporation has authority to issue is three billion five hundred million (3,500,000,000) shares of common stock, par value $.01 per share, with an aggregate par value of thirty five million dollars ($35,000,000).

      SECOND: That the classes of shares currently designated as the Asset Allocation Growth Fund, Asset Allocation Growth and Income Fund, and Asset Allocation Income Fund are redesignated as the Aggressive Allocation Fund, the Moderate Allocation Fund and the Conservative Allocation Fund, respectively, which shares shall have the relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as previously allocated to the Funds.


      IN WITNESS WHEREOF, the Senior Executive Vice President of the Corporation has signed these Articles Supplementary in the Corporation's name and on its behalf and acknowledges that these Articles Supplementary are the act of the Corporation, and states that to the best of his knowledge, information and belief all matters and facts set forth therein relating to the authorization and approval of the Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Dated: April 17, 2003

                                            MUTUAL OF AMERICA
                                            INVESTMENT CORPORATION


Attest:
                                            -----------------------------------
                                            Manfred Altstadt, Senior Executive
                                            Vice President and Chief Financial
                                            Officer


--------------------------------
 Deborah S. Becker, Secretary


(seal)